Exhibit 14.1

CODE OF ETHICS

This Code of Ethics (“Code”) has been adopted by Green Plains Renewable Energy, Inc.’s Board of Directors on October 15, 2008, in satisfaction of Section 406 of the Sarbanes-Oxley Act of 2002 and the NASDAQ listing requirements. Throughout this Code, the term “Company” refers to Green Plains Renewable Energy, Inc. and its subsidiaries. Certain aspects of this Code are also included in the Company’s Code of Business Ethics and Conduct. This Code is not intended to replace the Code of Business Ethics and Conduct, which remains in effect. Employees who are in compliance with the Code of Business Ethics and Conduct will be in compliance with this Code. This Code applies to all Company employees, including all officers, as well as to the Company’s Board of Directors.

The Company strives to operate at the highest levels of integrity and good corporate citizenship, and its directors, employees and officers are committed to conducting business in accordance with the highest ethical standards. This Code sets forth policies which embody these standards.

Fair Dealing

Each employee should endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

Conflicts of Interest

The Company expects employees and directors to be conscientious and loyal in representing the Company and in using and conserving its resources. They should report any personal interests or obligations which could conflict with the conscientious performance of their duties or create any suspicion or perception that decisions they make for the Company might be improperly influenced by their personal interests.

Employees and directors are prohibited from (a) taking for themselves personally opportunities that are discovered through the use of Company property, information or position; (b) using Company property, information or position for personal gain; and (c) competing with the Company. Employees and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. They should not accept gifts or favors that could compromise their loyalty. In addition, except where credit is extended as part of the ordinary course of business of the Company, loans to, or guarantees of personal obligations of, employees, officers or directors are prohibited.

Employees should always report potential conflicts of interest to supervisors and through the Company’s conflict of interest reporting system. Each such conflict of interest will be reviewed and a determination made whether, for the Company’s protection, the parties involved should be requested to take action, as appropriate to the circumstances. Employees should consult the Code of Business Ethics and Conduct for additional information regarding handling conflicts of interest.

Directors should bring to the attention of and review with the Chair of the Audit Committee matters which they deem to constitute a conflict or the appearance of a conflict. If the Chair determines a conflict could exist, the Chair shall refer the matter to the full committee for consideration. If the committee determines a conflict exists, the matter shall be handled appropriately to eliminate the conflict, or shall be referred to the full Board to determine whether a waiver is appropriate. Potential conflict situations involving the Chair of the Audit Committee shall be reviewed by the Chair with the full committee.

Confidential Information

Proper management of confidential information by employees and directors is very important to the Company. Loyalty to the Company includes a commitment not to use or give to others trade secrets or confidential information belonging to the Company or belonging to others with whom the Company does business. Confidential information includes any information not known to outsiders that has value to the Company or whose premature disclosure would help competitors or be harmful to the Company. In addition, employees and directors are prohibited from using or attempting to use “inside” Company information for their own personal use, gain or advantage; or providing or “tipping” it to others.

Integrity and Disclosures

Employees and directors will meet the highest standards of honesty, truthfulness and integrity in all communications, not just because it is good business, but because it is right. This applies in all our dealings, both as a Company and in our relationships with each other. We will abide by the laws that govern the states and countries where the Company operates. The Company will provide a working environment in which adherence to these high standards is clearly expected of all employees, and integrity is never compromised by pressures for immediate success.

To maintain the integrity of our system of accounting and internal control, the Company’s accounting and financial records must be valid, accurate and complete. All transactions should be accurately and promptly recorded in the Company’s books. The Chief Executive Officer, the Chief Financial Officer and other senior financial officers of the Company shall foster practices and procedures which ensure compliance with all applicable laws and regulations, including the United States securities laws, regarding full, fair, accurate, timely and understandable disclosures of Company information, and insider trading.

Reporting Violations of the Code or Applicable Law/ Company Compliance Hotline

If employees become aware of actions in violation of this Code or applicable laws, rules and regulations, they should contact their immediate supervisor, their unit or department manager or, if they wish, the General Counsel of Company; directors should contact one of the above-named officers or the Chair of the Audit Committee. The toll-free telephone line, the post office box and the e-mail address are intended to supplement established reporting practices. Employee questions concerning compensation and job performance should be addressed through current Human Resources processes.

To provide an alternative means for confidential reporting of possible unethical or improper actions, the Company has established a Compliance Hotline (the “Compliance Hotline”), which includes a toll-free telephone line (877-874-8416). Individuals may also use the following web link to submit complaints online through a third party managed reporting system to report unethical behavior and policy violations securely and confidentially. https://gpreinc.alertline.com/gcs/welcome

The toll-free telephone line is available 24 hours per day. Individuals who call the toll-free number or submit information through the online form have the right to remain anonymous. Calls to the toll-free number will not be traced, and will not be recorded (unless the caller elects to leave a recorded message after business hours). Any form of retribution directed towards individuals who in good faith report transactions or activities under this policy will not be tolerated.

Accountability for Adherence to the Code

Employees and directors will be held accountable for adherence to this Code. Employees who violate the Code will be subject to disciplinary action, including potential termination of employment, depending upon the particular circumstances involved. Information regarding possible infringement of the Code by directors will be referred to the Chair of the Audit Committee for handling as appropriate to the circumstances. Only the Company’s Board of Directors may approve a waiver of the Code which affects executive officers or directors. All such waivers must be disclosed promptly, as required by applicable laws and regulations.

In addition to the Code of Business Ethics and Conduct, other Company policies and procedures apply to employees of the Company. Employees are directed to consult the Code of Business Ethics and Conduct for reference to these policies. This Code of Ethics is not intended to supersede or amend such policies and procedures.